CORPORATE ACCESS NUMBER: 207177312

ALBERTA

BUSINESS CORPORATIONS ACT

CERTIFICATE

OF

AMENDMENT AND REGISTRATION

OF RESTATED ARTICLES

OCEAN VENTURES INC.

AMENDED ITS ARTICLES ON 2000/01/31

[SEAL OF]

REGISTRAR OF CORPORATIONS

Name/Structure Change Alberta Corporation Registration Statement

Service Request Number:	1757574
Corporate Access Number:	207177312
Previous Legal Entity Name:	CALLDIRECT CAPITAL CORP.
Previous French Equivalent Name:
Legal Entity Name:	OCEAN VENTURES INC.
French Equivalent Name:
Legal Entity Status:	Active
Alberta Corporation Type:	Named Alberta Corporation
Nuans Report Number:	66363475
Nuans Report Date:	2000/01/17
French Name Nuans Report Number:
French Name Nuans Report Date:
Classes of Shares and any Maximum Number (within each class):	SEE SCHEDULE "A"
Restrictions On Share Transfers:	NONE
Minimum Number of Directors:	3
Maximum Number of Directors	15
Restrictions on Business To:	NONE
Restrictions on Business From:	NONE
Other Provisions:	SEE SCHEDULE "B"
Section and Subsection of Act Change Made Under:	SECTION 174, SECTION 167(1)(F)
Restatement of Articles:
Directors Issue Shares in Series:
Professional Endorsement Provided:
Future Dating Required:
Amendment Date:	2000/01/31

Annual Returns

File Year Date Filed
1999 2000/01/28
1998 1999/03/09
1997 1998/03/03

Court Orders
Order Type	Order Data	Order Number	Judicial District	Termination Date

Attachments
Attachment Type	Microfilm Bar Code	Date Recorded
Section 167(1)(f) Schedule	ELECTRONIC	2000/01/31
Share Capital	ELECTRONIC	2000/01/31
Other Rules or Provisions	ELECTRONIC	2000/01/31

Registration Authorized By: MANI CHOPRA
SOLICITOR

Schedule "A"

2. THE CLASSES AND ANY MAXIMUM NUMBER OF SHARES THAT THE CORPORATION IS AUTHORIZED TO ISSUE:

The Corporation is authorized to issue an unlimited number of shares designated as Common Shares and an unlimited number of shares designated as Preferred Shares.

(a) Common Shares

The Common Shares shall have attached to them the rights, privileges, restrictions and conditions as hereinafter set forth.

(i) Except for meetings at which only holders of another specified class or series of shares of the Corporation are entitled to vote separately as a class or series, each holder of a Common Share is entitled to receive notice of, to attend and to vote at all meetings of the shareholders of the Corporation.

(ii) Subject to the rights of the holders of the Preferred Shares, the holders of the Common Shares are entitled to receive dividends if, as and when declared by the directors of the Corporation.

(iii) Subject to the rights, privileges, restrictions and conditions attached to any other class of shares of the Corporation, the holders of the Common Shares are entitled to shares equally in the remaining property of the Corporation upon liquidation, dissolution or winding-up of the Corporation.

(b) Preferred Shares

The Preferred Shares shall have attached to them, as a class, the rights, privileges, restrictions and conditions as hereinafter set forth.

(i) The Preferred Shares may from time to time be issued in one or more series and, subject to the following provisions, and subject to the sending of articles of amendment in prescribed form and the issuance of a certificate of amendment in respect thereof, the directors may fix from time to time and before issue of a series of Preferred Shares, the numb of shares which are to comprise that series and the designation, rights, privileges, restrictions and conditions to be attached to that series of Preferred Shares including, without limiting the generality of the foregoing, the rate or amount of dividends or the method of calculating dividends, the dates of payment of dividends, the redemption, purchase and/or conversion price and terms and conditions of redemption, purchase and/or conversion, and any sinking fund or other provisions;

(ii) The Preferred Shares of each series shall, with respect to the payment of dividends and the distribution of assets or return of capital in the events of liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or any other return of capital or distribution of the assets of the Corporation among its shareholders for the purpose of winding up its affairs, rank on a parity with the Preferred Shares of every other series and be entitled to preference over the Common Shares and over any other shares of the Corporation ranking junior to the Preferred Shares. The Preferred Shares of any series may also be given other preferences, not inconsistent with these articles, over any Common Shares and any other shares of the Corporation ranking junior to the Preferred Shares of a series as may be fixed in accordance with clause 2(b)(i).

(iii) If any cumulative dividends or amount payable on the return of capital in respect of a series of Preferred Shares are not paid in full, all series of Preferred Shares shall participate rateably in respect of accumulated dividends and return of capital.

(iv) Unless the directors otherwise determine in the articles of amendment designating a series of Preferred Shares, the holder of each share of a series of Preferred Shares, the holder of each share of a series of Preferred Shares shall, not, as such, be entitled to receive notice of or vote at any meeting of shareholders, except as otherwise specifically provided in the Business Corporations Act (Alberta).

Other Rules or Provisions

Item 6 of the Corporation's articles shall read as follows:

(a) The directors may, between annual general meetings, appoint 1 or more additional directors of the Corporation to serve until the next annual general meeting, but the number of additional directors shall not at any time exceed 1/3 of the number of directors who held office at the expiration of the last annual meeting of the Corporation.

(b) The Corporation is authorized to hold meetings of its common shareholders in any municipality within British Columbia as well as any place within Alberta.

ITEMS NO. 6 OF THE ARTICLES OF THE ABOVE-NAMED
CORPORATION IS AMENDED IN ACCORDANCE WITH SECTIONS
167(1)(f) OF THE BUSINESS CORPORATIONS ACT AS FOLLOWS:

The following paragraph is added:

"(c) Change the issued Common Shares of the Corporation as at January 27, 2000 by consolidating into one Common Share each five issued Common Shares."